                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ----------------------
                            SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

              Filed by the Registrant [X]
              Filed by a Party other than the Registrant [ ]

              Check the appropriate box:
                       [ ] Preliminary Proxy Statement
                       [ ] Confidential, for Use of the Commission Only
                       [ ] (as permitted by Rule 14a-6(e)(2))
                       [X] Definitive Proxy Statement
                       [ ] Definitive Additional Materials
                       [ ] Soliciting Material Pursuant to Rule 14a-11(c) or
                           Rule 14a-12


                                NEORX CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):
[X] No Fee Required
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11

                                              CALCULATION OF FILING FEE
------------------------------- -------------------------- -------------------------- -------------------- ------------------
                                                            PER UNIT PRICE OR OTHER
                                                              UNDERLYING VALUE OF
     TITLE OF EACH CLASS OF        AGGREGATE NUMBER OF       TRANSACTION COMPUTED      PROPOSED MAXIMUM
      SECURITIES TO WHICH          SECURITIES TO WHICH       PURSUANT TO EXCHANGE     AGGREGATE VALUE OF
      TRANSACTION APPLIES:        TRANSACTION APPLIES:          ACT RULE 0-11:           TRANSACTION:        TOTAL FEE PAID
------------------------------- -------------------------- -------------------------- -------------------- ------------------

------------------------------- -------------------------- -------------------------- -------------------- ------------------

        [ ] Fee paid previously with preliminary materials.

        [ ] Check box if any part of the fee is offset as provided by Exchange
            Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
       (1) Amount Previously Paid:
       (2) Form, Schedule, or Registration Statement no:
       (3) Filing Party:
       (4) Date Filed:

                               NEORX CORPORATION

                 NOTICE OF 2001 ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders:

     The 2001 Annual Meeting of Shareholders of NeoRx Corporation will be held at The Mountaineers Club, 300 Third Avenue West, Seattle, Washington 98119, on Tuesday, May 22, 2001, at 9:00 a.m., for the following purposes:

     1. To elect six members to the Company's Board of Directors, and

     2. To consider and approve an increase in the number of shares issuable under the Company's Restated 1994 Stock Option Plan from 4,500,000 to 5,800,000, and

     3. To transact such other business as may properly come before the annual meeting and any adjournment or postponement thereof.

     Your attention is directed to the accompanying proxy statement for further information with respect to the matters to be acted upon at the annual meeting. To constitute a quorum for the conduct of business at the annual meeting, holders of a majority of all outstanding shares of a common stock must be present in person or be represented by proxy. To ensure representation at the annual meeting, you are urged to complete, sign and date the enclosed proxy card and return it promptly in the enclosed postage-prepaid envelope.

     The record date for determining shareholders entitled to notice of, and to vote at, the annual meeting is the close of business on March 16, 2001.

                                          By Order of the Board of Directors

                                          /s/ PAUL G. ABRAMS
                                          Paul G. Abrams
                                          Chief Executive Officer

April 16, 2001
Seattle, Washington

YOUR VOTE IS IMPORTANT. ACCORDINGLY, YOU ARE ASKED TO COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD REGARDLESS OF WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING.

                               NEORX CORPORATION

                                PROXY STATEMENT

GENERAL

     This proxy statement is furnished in connection with the solicitation by the Board of Directors of NeoRx Corporation of proxies in the accompanying form for use at the annual meeting of shareholders to be held on Tuesday, May 22, 2001, and any adjournment or postponement thereof. The annual meeting will be held at 9:00 a.m. at The Mountaineers Club, 300 Third Avenue West, Seattle, Washington 98119.

     Our principal office is located at 410 West Harrison Street, Seattle, Washington 98119. The approximate date of mailing this proxy statement and the accompanying proxy card is April 23, 2001.

VOTING SECURITIES

     Only shares of our common stock outstanding at the close of business on March 16, 2001, the record date for determining shareholders, are entitled to receive notice of and to vote at the annual meeting. At the record date, there were 26,244,779 shares of common stock outstanding. Each shareholder is entitled to one vote for each share of common stock held of record in such person's name on the record date. Under Washington law and the Company's Articles of Incorporation, a quorum consisting of a majority of the shares entitled to vote must be represented in person or by proxy for the transaction of business at the annual meeting.

     Each shareholder has the right to cumulate his or her votes and cast as many votes as are equal to the number of Directors to be elected multiplied by the number of such shareholder's shares. These votes may be cast for one candidate or distributed among as many candidates as the shareholder desires. If a shareholder wishes to cumulate his or her votes, he or she should multiply his or her shares by the number of Directors to be elected (deriving a cumulative total) and then write the number of votes for each Director next to each Director's name on the proxy card. The total votes cast in this manner may not exceed the cumulative total. If a shareholder does not wish to cumulate votes for Directors, he or she should indicate the vote for or against each nominee, as provided on the proxy card. On all other matters, each share of common stock entitles its holder to one vote on each matter to be acted upon at the annual meeting.

     Under Washington law and the Company's Articles of Incorporation, if a quorum is present at the annual meeting, the six nominees for election as Directors who receive the greatest number of votes cast for the election of Directors by the shares present, in person or represented by proxy, and entitled to vote at the annual meeting will be elected Directors. Votes withheld with respect to the election of directors will not be counted either in favor of or against the election of the nominees.

     Under Washington law, the affirmative vote of a majority votes cast will be required to amend and restate the Company's Restated 1994 Stock Option Plan (Proposal 2). Abstentions from voting will not be counted for any purpose in determining whether Proposal 2 has been approved. Brokers who hold shares for the account of their clients may vote their clients' proxies in the brokers' own discretion as to the election of directors and Proposal 2 if the clients have not furnished voting instructions prior to the annual meeting.

     Proxies solicited by the Board of Directors will be voted in favor of the director nominees and Proposal 2 unless shareholders direct otherwise in their proxies. The proxy cards also confer discretionary authority to vote the shares authorized to be voted thereby on any matter that was not known on the date of this proxy statement, but that properly may be presented for action at the annual meeting.

     YOUR VOTE IS IMPORTANT. ACCORDINGLY, YOU ARE ASKED TO COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD REGARDLESS OF WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING.

REVOCATION

     Any shareholder returning a proxy has the power to revoke it at any time before shares represented thereby are voted at the annual meeting. Any shares represented by an unrevoked proxy will be voted unless the shareholder attends the annual meeting and votes in person. A shareholder's right to revoke a proxy is not limited by or subject to compliance with a specified formal procedure, but written notice of such revocation should be given to the Company's Corporate Secretary at or before the annual meeting.

EXPENSES OF SOLICITATION

     NeoRx has retained Mackenzie Partners, Inc., 156 Fifth Avenue, New York, NY 10010, to help solicit proxies. NeoRx will pay the cost of their services, which is estimated at approximately $8,000 plus expenses. Proxies will be solicited by personal interview, mail and telephone. In addition, NeoRx may reimburse brokerage firms and other persons who represent beneficial owners of common stock for their expenses in forwarding solicitation materials to beneficial owners. Certain of NeoRx's directors, officers and regular employees, may also solicit proxies, personally or by telephone or facsimile, without additional compensation.

                       ELECTION OF DIRECTORS (PROPOSAL 1)

NOMINEES FOR DIRECTOR

     Six Directors are to be elected by the holders of common stock at the annual meeting. These Directors will serve one-year terms that will expire at the 2002 annual meeting of shareholders, or until their successors have been elected and qualified. Unless a shareholder withholds his or her vote, each proxy will be voted for the election of the following nominees:

     PAUL G. ABRAMS, M.D., J.D., age 53, is a co-founder of the Company and has been a Director since January 1985. He has been the Company's Chief Executive Officer since May 1990 and was Vice President, Medical Affairs from January 1985 to April 1990. Dr. Abrams holds J.D., M.D. and B.A. degrees from Yale University. He is a board-certified internist and medical oncologist, and is an Affiliate Associate Professor in the Department of Radiology at the University of Washington.

     JACK L. BOWMAN, age 68, has been a Director since January 1994. Mr. Bowman was Company Group Chairman of Johnson & Johnson, a multinational pharmaceutical company, from 1987 until his retirement in 1993. Mr. Bowman is a director of Cell Therapeutics, Inc., CytRx, Inc., Celgene Corp., Targeted Genetics Corporation, Osiris Therapeutics, Inc., and Cellegy Pharmaceuticals, Inc., each of which is a biotechnology company. He holds a B.Ed. degree from Western Washington University.

     FREDERICK B. CRAVES, PH.D., age 55, has been the Company's Chairman of the Board of Directors since July 1993. In June 1997, Dr. Craves founded Bay City Capital BD LLC ("BCC"), a merchant bank providing advisory services and investing in life science companies, and has served as Chairman and Managing Director since that company's inception. Dr. Craves has founded two investment companies. In 1996, he founded the Craves Group LLC and in 1994, he co-founded Burrill & Craves. Dr. Craves is Chairman of the Board and Acting Chief Executive Officer of Condon, and is a director of Epoch BioSciences, Incyte Pharmaceuticals, Inc., Medarex, Inc, Eos Biotechnology, Inc., Cacheon, Inc and Reliant Pharmaceuticals L.L.C., all biotechnology or pharmaceutical companies. Dr. Craves holds a Ph.D. degree in Pharmacology and Experimental Toxicology from the University of California San Francisco Medical Center.

     E. ROLLAND DICKSON, M.D., age 67, has been a Director since May 1998. Dr. Dickson has been the Mary Lowell Leary Professor of Medicine at Mayo Medical School and Director of Development at the Mayo Foundation for Medical Education and Research since 1993. In 1999, Dr. Dickson was appointed to the Board of Trustees of the Mayo Foundation. Dr. Dickson received his M.D. degree from Ohio State University.

     CARL S. GOLDFISCHER, M.D., age 42, has been a Director since March 2000. Until recently, Dr. Goldfischer was the Vice President, Finance and Chief Financial Officer of ImClone Systems, Inc., since May 1996. From June 1994 until May 1996, Dr. Goldfischer served as a healthcare analyst with Reliance

Insurance Company. Dr. Goldfischer is also a director of Diametics Medical Corporation, Immulogic Pharmaceutical Corporation and ETEX Corporation, all are medical device or biotechnology companies. Dr. Goldfischer received a doctorate of medicine from Albert Einstein College of Medicine in 1988, and served as a resident in radiation oncology at Montefiore Hospital of the Albert Einstein College of Medicine until 1991.

     ALAN A. STEIGROD, age 63, has been a Director since May 1998. Mr. Steigrod has been Managing Director of Newport HealthCare Ventures, which provides consulting to the biopharmaceutical industry, since 1996. From March 1993 to November 1995, he served as President and Chief Executive Officer of Cortex Pharmaceuticals, Inc., a development stage neuroscience company. Mr. Steigrod is a director of Cellegy Pharmaceuticals, Inc. and Sepracor, Inc., both biotechnology companies.

     It is intended that votes will be cast pursuant to the enclosed proxy card for the election as Directors of the foregoing nominees. If any nominee shall not be a candidate for election as a Director at the annual meeting, it is intended that votes will be cast pursuant to the enclosed proxy for such substitute nominee as may be nominated by the existing Directors. No circumstances are presently known that would render any nominee named above unavailable.

     Pursuant to the Company's Bylaws, shareholders seeking to nominate other candidates for election to the Board of Directors at the annual meeting must give written notice to the Company's Corporate Secretary not less than 60 days nor more than 90 days before the annual meeting. Such notice must contain certain information as to the shareholder giving the notice and each proposed nominee, including information similar to that required under the federal proxy rules. If less than 70 days' notice or prior public disclosure of the date of the scheduled annual meeting is given, notice by the shareholder must be given not later than the tenth day following the earlier of the mailing of notice of the annual meeting or the date public disclosure of the annual meeting was made. The Company's Bylaws provide that no person shall be elected a Director of the Company unless nominated in accordance with the Bylaws. As of the date of this Proxy Statement, the Company has not received any Director nominations by shareholders.

     The Board of Directors met 6 times and held an additional 7 telephone board meetings during the year ended December 31, 2000. Each Board member attended at least 75% of the aggregate number of the meetings of the Board and the committees on which he served.

BOARD OF DIRECTORS RECOMMENDATION

     The Board of Directors unanimously recommends a vote "for" each of the Director nominees.

COMMITTEES OF THE BOARD

     The Board of Directors has two committees: an Audit Committee and a Compensation Committee.

     The Audit Committee is comprised of Drs. Goldfischer, Dickson and Craves. The Audit Committee reviews the preparation and audit of the Company's accounts, considers the engagement of independent public accountants for the ensuing year and the terms of such engagement, reviews the scope of the audit proposed by such accountants, and receives and reviews the audit reports. The Audit Committee met three times during the year ended December 31, 2000.

     The Compensation Committee is comprised of Messrs. Steigrod and Bowman. The Compensation Committee recommends to the Board of Directors the salary and certain terms of employment of the Company's officers and administers the Company's Restated 1994 Stock Option Plan and the grants of options thereunder. The Compensation Committee met eight times during the year ended December 31, 2000.

COMPENSATION OF DIRECTORS

     The Company pays Directors who are not employees of the Company a semi-annual fee of $4,000 for service on the Board of Directors, together with a fee of $1,500 for each face-to-face Board meeting. Payment for attendance at telephone board meetings is at the discretion of the Company's Chief Executive Officer, and depends upon the length and substance of the meeting. Dr. Craves, however, does not receive payments as a

Director because he serves as the Chairman and Managing Director of BCC, which has contracted to provide consulting services to the Company. Non-employee Directors also receive stock option grants under the Company's 1991 Stock Option Plan for Non-Employee Directors (the "Directors Plan") or the Restated 1994 Stock Option Plan (the "1994 Plan"). Each new non-employee Director, upon election or appointment to the Board of Directors, receives an initial option to purchase 20,000 shares of Common Stock under the 1994 Plan at an exercise price equal to the fair market value per share of Common Stock on the grant date. In addition, each non-employee Director automatically receives an annual option grant to purchase 10,000 shares of common stock following each annual meeting of shareholders at an exercise price equal to the fair market value per share of common stock on the grant date, provided that a non-employee Director who has received the initial option grant for 20,000 shares of common stock within five months prior to any such annual meeting of shareholders, does not receive the annual grant for such annual meeting. The options granted as of each annual meeting of shareholders become exercisable in two equal installments over the next two years.

     On March 17, 2000, Dr Carl S. Goldfischer was awarded 20,000 options upon his appointment to the Board of Directors. On May 25, 2000, each non-employee Director received an option for 10,000 shares following his election to the Board of Directors.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding beneficial ownership, as of February 9, 2001, of the common stock by (a) each person known by the Board of Directors to beneficially own more than 5% of the outstanding common stock, (b) each Director and nominee for Director, (c) the Company's Chief Executive Office and four other most highly compensated executive officers, and (d) all executive officers and Directors as a group. Except as otherwise indicated, the Company believes that the beneficial owners of the shares listed below have sole investment and voting power with respect to the shares.

                                                                NUMBER OF SHARES
                                                               BENEFICIALLY OWNED     PERCENTAGE
                                                                 AND NATURE OF        OF COMMON
                            NAME                              BENEFICIAL OWNERSHIP     STOCK(%)
                            ----                              --------------------    ----------
Bay City Capital BD LLC(7)..................................       2,365,200             9.03
  750 Battery Street, Suite 600
  San Francisco, California 94111
Paul G. Abrams(1)...........................................         653,345             2.49
Richard L. Anderson(2)(13)..................................         373,541             1.42
Karen Auditore-Hargreaves(3)................................          21,250                *
Jack L. Bowman(4)...........................................          89,813                *
Becky J. Bottino(5).........................................         158,694                *
Robert F. Caspari(6)........................................               0                *
Fred B. Craves(7)...........................................       2,630,513            10.02
E. Rolland Dickson(8).......................................          40,313                *
Carl S. Goldfischer(9)......................................          20,000                *
Melinda G. Kile(10).........................................          19,288                *
Alan A. Steigrod(11)........................................          37,313                *
All executive officers and Directors as a group (11
  persons)(12)..............................................       4,044,070            15.37

---------------
  *  Less than 1%.

 (1) Includes 483,110 shares subject to options exercisable within 60 days.

 (2) Includes 343,541 shares subject to options exercisable within 60 days.

 (3) Includes 21,250 shares subject to options exercisable within 60 days.

 (4) Includes 88,313 shares subject to options exercisable within 60 days.

 (5) Includes 156,689 shares subject to options exercisable within 60 days.

 (6) Robert F. Caspari resigned as Vice President, Medical and Regulatory Affairs on August 3, 2000.

 (7) Represents 265,313 shares subject to options exercisable within 60 days, and 2,365,200 shares held by Bay City Capital LP Fund I, ("BCCF"), 750 Battery St., Suite 600, San Francisco, CA 94111, an affiliate of Bay City Capital BD LLC. Mr. Craves a founder of BCCF and disclaims beneficial ownership of these shares held by Bay City Capital, LP Fund I.

 (8) Includes 35,313 shares subject to options exercisable within 60 days.

 (9) Includes 10,000 shares subject to options exercisable within 60 days.

(10) Includes 17,188 shares subject to options exercisable within 60 days.

(11) Includes 35,313 shares subject to options exercisable within 60 days.

(12) Includes 1,466,030 shares subject to options exercisable within 60 days.

(13) Richard L. Anderson resigned as President and Chief, Operating Officer on March 21, 2001.

REPORT OF THE AUDIT COMMITTEE

     The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. On May 25, 2000, the Board of Directors adopted a written Audit Committee Charter, a copy of which is provided herewith as Appendix A. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report with the management of the Company. Currently, two members of the Audit Committee, Drs. Carl S. Goldfischer and Fred G. Craves, are not independent as that term is defined in the Rule 4200(a)(15) of the National Association of Securities Dealers (NASD) listing standards. However, by June 14, 2001 the Board of Directors will restructure the Audit Committee so that all members are independent, as defined by NASD listing standards. In addition, the Audit Committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 and has discussed with the independent accountants the accountants' independence. In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Company's Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2000 for filing with the Security and Exchange Commission.

                                 AUDIT COMMITTEE

                                 Dr. Carl S. Goldfischer, Audit Committee Chair Dr. Fred G. Craves, Audit Committee Member
                                 Dr. E. Rolland Dickson, Audit Committee Member

                    COMPENSATION OF NAMED EXECUTIVE OFFICERS

SUMMARY COMPENSATION TABLE

     The following table sets forth all compensation for services rendered in each of the last three years to the Company's Chief Executive Officer, the four most highly compensated officers other than the Chief Executive Officer that were serving as executive officers at the end of 2000, and Robert F. Caspari, who resigned as Vice President, Medical and Regulatory Affairs on August 3, 2000 (the "Named Executive Officers").

                                                                        LONG-TERM
                                                                       COMPENSATION
                                                                       ------------
                                                ANNUAL COMPENSATION     SECURITIES
                                                -------------------     UNDERLYING      ALL OTHER
                                                 SALARY      BONUS     OPTIONS/SAR     COMPENSATION
     NAME AND PRINCIPAL POSITION        YEAR      ($)       ($)(1)         (#)            ($)(2)
     ---------------------------        ----    --------    -------    ------------    ------------
Paul G. Abrams........................  2000    286,714     55,865       105,000            828
  Chief Executive Officer               1999    286,486     41,544       133,000            852
                                        1998    286,653          0             0          1,200
Richard L. Anderson(4)................  2000    302,203     37,371        94,250          2,876
  President and Chief                   1999    226,000     33,592             0          2,696
  Operating Officer                     1998    209,000     13,560       150,000          2,300
Karen Auditore-Hargreaves.............  2000    185,166     30,661        30,000          1,040
  Vice President, Research              1999    120,369     26,825       100,000            825
  and Development                       1998          0          0             0              0
Becky J. Bottino......................  2000    161,255     26,241        30,000          1,248
  Vice President, Operations            1999    151,133     23,345             0          1,247
                                        1998    143,798      9,059             0          1,447
Robert F. Caspari(3)..................  2000    144,387      4,800        30,000           1328
  Vice President, Medical               1999    153,462     34,800       150,000            968
  and Regulatory Affairs                1998          0          0             0              0
Melinda G. Kile.......................  2000    137,163      2,520        18,325            750
  Controller                            1999    109,880     14,000        10,000            721
                                        1998    107,109          0             0            708

---------------
(1) Includes accrued bonus and annual achievement award.

(2) Consists of 5% matching of contributions paid to NeoRx Corporation's Employee Savings Plan and Trust, the Company's 401(k) plan and premiums paid under group term life insurance policies.

(3) Robert F. Caspari resigned as Vice President, Medical and Regulatory Affairs on August 3, 2000.

(4) Richard L. Anderson resigned as President and Chief, Operating Officer on March 21, 2001.

STOCK OPTION AWARDS

     The following table provides details regarding stock options granted to the Named Executive Officers in 2000. In addition, in accordance with Securities and Exchange Commission (the "SEC") rules, the hypothetical gains or "option spreads" that would exist for the respective options are shown. These gains are based on assumed rates of annual compounded stock price appreciation of 5% and 10% from the date the options were granted over their 10-year term.

                            OPTIONS GRANTED IN 2000

                                                   INDIVIDUAL GRANTS
                                   --------------------------------------------------   POTENTIAL REALIZABLE VALUE
                                   NUMBER OF                                              AT ASSUMED ANNUAL RATES
                                   SECURITIES    PERCENT OF                             OF STOCK PRICE APPRECIATION
                                   UNDERLYING   ALL OPTIONS    EXERCISE                       FOR OPTION TERM
                                    OPTIONS      GRANTED TO      PRICE                  ---------------------------
                                    GRANTED     EMPLOYEES IN   PER SHARE   EXPIRATION       5%             10%
              NAME                   (#)(1)         1999          ($)         DATE        (2)($)         (2)($)
              ----                 ----------   ------------   ---------   ----------   -----------   -------------
Paul G. Abrams...................   105,000        13.29        14.0625    5/24/2010     $928,602      $2,353,260
Richard L. Anderson..............    11,250         1.42         7.25      2/16/2010       51,294         129,990
                                     83,000        10.50        14.0625    5/24/2010      734,037       1,860,196
Karen Auditore-Hargreaves........    30,000         3.80        14.0625    5/24/2010      265,315         672,360
Becky Bottino....................    30,000         3.80        14.0625    5/24/2010      265,315         672,360
Robert F. Caspari................    30,000         3.80        14.0625    5/24/2010      265,315         672,360
Melinda G. Kile..................     3,125         0.40         7.25      2/16/2010       14,248          36,108
                                     15,000         1.90        14.0625    5/24/2010      132,657         336,180

---------------
(1) The options granted on 5/24/2000 will be exercisable in equal monthly installments beginning one month after the date of the grant of the option and expire ten years from the date of grant. The options granted on 2/16/2000 to Richard Anderson and Melinda Kile will be exercisable in two equal installments on 2/16/2000 and 2/16/2005. All options were granted with an exercise price equal to the fair market value of the common stock on the date of the grant based on the closing price of the common stock as quoted on the NASDAQ National Market. The options are also subject to accelerated vesting upon the occurrence of certain events. See "Employment and Change of Control Agreements and Severance Agreement."

(2) The amounts result from the assumed rates of stock price appreciation required by the SEC and are not intended to forecast actual stock price appreciation.

(3) Richard L. Anderson resigned as President and Chief, Operating Officer on March 21, 2001.

STOCK OPTION EXERCISES

     The following table sets forth information on option exercises in the year ended December 31, 2000 by the Named Executive Officers and the value of such officers' unexercised options at the end of 2000.

                      AGGREGATED OPTION EXERCISES IN 2000
                           AND YEAR-END OPTION VALUES

                                                             NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                            UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                                                            OPTIONS AT DECEMBER 31,           AT DECEMBER 31,
                                SHARES                              2000(#)                     2000(1)($)
                              ACQUIRED ON      VALUE      ---------------------------   ---------------------------
            NAME              EXERCISE(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
            ----              -----------   -----------   -----------   -------------   -----------   -------------
Paul G. Abrams..............    43,875        548,926       476,548        394,952       1,504,885      1,102,580
Richard L. Anderson(2)......         0              0       293,355        193,395       1,038,844        446,281
Karen Auditore-Hargreaves...    10,000        171,151        19,375        100,625          58,125        290,625
Becky Bottino...............         0              0       154,814         58,437         549,102        119,734
Robert F. Caspari...........         0              0             0              0               0              0
Melinda G. Kile.............    21,176        507,967         4,675         48,436           3,350        124,138

---------------
(1) The value of unexercised in-the-money options is calculated based on the market price per share on December 31, 2000, of $5.25 as reported by the NASDAQ National Market, less the exercise price.

(2) Richard L. Anderson resigned as President and Chief, Operating Officer on March 21, 2001.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

  Statement of Compensation Philosophy

     The Compensation Committee of the Board of Directors is responsible for establishing compensation levels for the Company's executive officers, establishing and administering performance-based compensation plans, evaluating the performance of the Company's executive officers, and considering management succession and related matters.

     The Company's executive compensation program primarily consists of three parts: base salary, annual bonus, and stock options. The Company's philosophy is to hire individuals who possess the requisite professional managerial skills, with demonstrated success in positions of comparable scope and responsibility in healthcare, biotechnology and other research and industrial settings, and who will help the Company achieve its mission of developing innovative pharmaceuticals to provide solutions for critical, unmet needs in cancer and cardiovascular diseases. The Company is committed to recruiting, motivating and retaining senior executives with demonstrated talent and managerial leadership skills.

     The Company's goal for total compensation is to be competitive with other biotechnology enterprises. The program places significant emphasis on equity participation by granting stock options to align the interests of senior management with those of the Company's shareholders. The Company's cash compensation is designed to be competitive while also recognizing the need to conserve cash for product development.

     Compensation payments in excess of $1 million to each of the Named Executive Officers are subject to a limitation on deductibility for the Company under Section 162(m) of the Internal Revenue Code of 1986, as amended. Certain performance-based compensation is not subject to the limitation on deductibility. Cash compensation to the Chief Executive Officer or any other executive officer has never exceeded $1 million and the Compensation Committee does not expect cash compensation in 2001 to the Chief Executive Officer or any other executive officer to exceed $1 million. The Board of Directors intends to qualify option awards for the performance-based exception to the $1 million limitation on deductibility of compensation payments.

  Base Salary

     The Company's philosophy is to maintain executive cash compensation at a competitive level sufficient to recruit and retain individuals possessing the above-mentioned skills. Determinations of appropriate cash compensation levels are generally made through regular participation in industry and industry-related surveys, as well as by monitoring developments in key industries such as biotechnology and pharmaceuticals. The Company's cash compensation levels are designed to be approximately equal to cash compensation paid by other biotechnology enterprises. For the last several years, executive officer base salaries have only been adjusted to be consistent with the Company's overall compensation targets based on survey data.

     The survey data considered by the Compensation Committee in determining 2000 executive compensation include salary information provided by 140 biotechnology enterprises having between 50 and 149 employees (the "Comparison Group"), of which 104 are publicly traded companies. Approximately 55% of these publicly traded companies are included in the NASDAQ Pharmaceutical Stock Index referred to in the Stock Price Performance Graph that appears elsewhere in this proxy statement.

  Annual Bonus

     An annual bonus plan has been established to reward participants for their contributions to the achievement of Company-wide performance goals. All executive officers of the Company participate in the program, and the Compensation Committee may elect to expand it to cover other employees. This incentive plan is designed to ensure that when such payments are added to a participant's base salary, the resultant compensation for above-average performance will approximate the average total cash compensation level of comparable companies.

     In 2000, executive officers were eligible to earn a bonus up to 25% of salary, upon attainment of specific Company performance goals set by the Board of Directors. These goals included achieving project milestones, increasing cash reserves, and forming strategic alliances. The Compensation Committee assigns relative weights to these goals in formulating the amount of the awards. In February 2001, the Compensation Committee determined that a portion of the 2000 goals were met. Based on the overall performance of the company, bonuses equaling 13.75% of their respective base salaries were paid to Mr. Anderson, Dr. Auditore-Hargreaves, Ms. Bottino and Mr. Parkins for 2000, and a bonus of 17.5% was accrued to Dr. Abrams.

     In addition to the bonus plan, the Compensation Committee has the discretion to grant achievement awards of cash and/or stock options to individual executive officers. These achievement awards are intended to recognize an individual for outstanding contributions to the Company.

  Stock Options

     Stock options are viewed as a basic element of the total compensation program and emphasize long-term Company performance, measured by the creation of shareholder value. Options under the Company's existing stock option plans are granted to all employees. In determining the size of the grants, the Compensation Committee considers the amount and value of options currently held, but focuses primarily on the executive's past and likely continued contribution to the Company, as well as the executive's relative position within the Company. Although the Compensation Committee does not have a target ownership level for Common Stock holdings by executives and key employees, the Compensation Committee's objectives are to enable such persons to develop and maintain a significant long-term ownership position in the common stock.

     Stock options to executive officers are granted with exercise prices at least equal to the fair market value on the date of grant. The Company has generally awarded options to executives at the time of employment and promotion, and at discretionary intervals thereafter. The Compensation Committee seeks to keep its executive stock option compensation competitive with other biotechnology companies. Stock option exercisability is determined by the Compensation Committee. Options become exercisable in periods generally ranging from one to nine years after date of grant. In certain cases, exercisability may be accelerated based on achievement of corporate and individual objectives.

     In addition to granting stock options to the Company's current executive officers under the programs described above, the Company also granted 350,782 stock options to approximately 65 other employees under the Company's 1994 Plan. This broad-based program is designed to create an entrepreneurial spirit in the

Company and to provide broad incentives for the day-to-day achievements of these employees, which, in turn, is expected to improve the Company's long-term performance.

  Compensation of the Chief Executive Officer

     In determining the base salary compensation of Dr. Abrams for 2000, the Compensation Committee considered the same factors that it considered when determining compensation for all employees and for the Company's other executive officers, including the Company's performance as a whole. Based on the Company's 2000 performance, Dr. Abrams received a bonus equivalent to 17.5% of salary. Dr. Abrams' base salary compensation received in 2000 was $286,714, which placed him at approximately 98% of the average of chief executive officers in the Radford Associates Biotechnology Survey. During 2000, Dr. Abrams received stock options for an aggregate of 105,000 shares that will become exercisable in equal monthly increments over four years.

                                        Submitted by the Compensation Committee
                                        of the Board of Directors

                                        Jack L. Bowman
                                        Alan Steigrod

STOCK PRICE PERFORMANCE GRAPH

     The graph below compares the cumulative total shareholder return on the Company's Common Stock with the cumulative total shareholder return of the NASDAQ Stock Market Index (US) and the NASDAQ Pharmaceutical Stocks Index.

     Note: Stock price performance shown below for the Company is historical, and not necessarily indicative of future price performance.

    COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN AMONG NEORX CORPORATION,
                       NASDAQ STOCK MARKET INDEX (US) AND
                     NASDAQ PHARMACEUTICAL STOCKS INDEX(1)

                              [PERFORMANCE GRAPH]

--------------------------------------------------------------------------------
                        1995      1996      1997      1998      1999      2000
--------------------------------------------------------------------------------
 NeoRx Corporation      $100      $ 65      $ 88      $ 21      $ 64      $ 82
 NASDAQ Stock Market
  Index (US)            $100      $123      $151      $212      $384      $238
 NASDAQ
  Pharmaceutical
  Index                 $100      $100      $104      $132      $246      $309
--------------------------------------------------------------------------------

---------------
(1) Assumes $100 invested on December 31, 1995, in the Company's common stock, the NASDAQ Stock Market Index and the NASDAQ Pharmaceutical Stocks Index, an index of approximately 217 companies, whose common stock is quoted on the NASDAQ National Market. The Primary Standard Industrial Classification Code Number (SIC) of these companies is #2835 -- Pharmaceutical Companies. Total return performance for the NASDAQ Stock Market Index and the NASDAQ Pharmaceutical Stocks Index is weighted based on the market capitalization of the firms included in each index and assumes that dividends are reinvested. The NASDAQ Stock Market Index and the NASDAQ Pharmaceutical Stocks Index are produced and published by the Center for Research in Securities Pricing at the University of Chicago.

EMPLOYMENT AND CHANGE OF CONTROL AGREEMENTS AND SEVERANCE AGREEMENTS

     Each of the executive officers of the Company has an agreement that defines their terms of employment and change of control of the Company (as defined in the agreement). A change of control occurs through certain mergers, consolidations, certain purchases of a significant minority interest in the Company's common stock, liquidations, reorganizations, and sales of substantially all the assets of the Company. Upon a change of control of the Company, the executive officers may receive 12 months' salary and a proportional bonus, if earned. Also, the vesting of all options outstanding under the Company's employee stock option plans will be accelerated and optionees will have the right to exercise all or a part of such options immediately prior to any such transaction. Any unexercised options will terminate, except that, in the event of a merger in which the shareholders of the Company receive capital stock of another corporation, such unexercised options must be assumed or an equivalent option is substituted by the successor corporation. A qualifying termination under this agreement also is considered to occur when the executive officers' responsibilities or authority are materially reduced on more than a short-term basis. These agreements automatically renew biannually absent a notice of nonrenewal by either party.

     The Company also has severance agreements with each executive officer that provides that the executive officer would receive up to 12 months' salary if such executive officer is terminated "without cause" (as defined in each agreement). The severance agreements allow the Company to reduce payments to the former executive officers who undertake consulting or employment elsewhere. The agreements define severance without cause to include a material reduction in the executive officer's responsibility or authority. These agreements automatically renew bi-annually absent a notice of nonrenewal by either party.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS WITH MANAGEMENT

     In July 1993, Dr. Fred Craves, Chairman of the Board of Directors, entered into a consulting agreement with the Company that provides that he shall be retained as a general advisor and consultant to the Company's management on all matters pertaining to the Company's business. In exchange for Dr. Craves' services, Bay City Capital BD, LLC ("BCC") is compensated $30,000 for each calendar quarter of services. Dr. Craves is reimbursed for reasonable travel and other expenses. Dr. Craves is a founder of BCC, a merchant bank focused on the life sciences industry. As of February 9, 2001, BCC and its affiliates owned 9.3% of the Company's common stock. For fiscal year 2000, the Company paid and accrued a total of $299,888 to BCC for its services to the Company. In fiscal year 2001, the Company has agreed to pay BCC a quarterly $50,000 retainer fee in exchange for its services to the Company. This agreement also includes a percentage of consideration, depending on the ultimate amount of consideration raised.

     Mr. Jack Bowman, a Director of the Company, is on the business advisory board of BCC. In December 1998, the other NeoRx Directors unanimously approved retaining BCC to act as financial advisor to the Company and to help establish strategic alliances for several of its programs. Dr. Craves and Mr. Bowman removed themselves from discussion and the decision to hire BCC and the terms of their engagement were made by the remaining Directors. BCC may earn a percentage of the value of any strategic alliance or other transactions in which it plays an active role.

     In January 2001, Dr. Carl S. Goldfischer, a director of the Company, entered into an agreement with the Company to provide financial consulting services. According to the terms of the agreement Dr. Goldfischer was issued options to purchase 150,000 shares of common stock at an exercise price of $8.0625 per share, the fair market value of the shares on the date of grant. The stock options vest monthly, evenly over an eighteen-month period. Dr. Goldfischer will also receive $10,000 for each month he provides services to the Company. In December 2000, Dr. Goldfischer received options to purchase 10,000 shares of common stock at an exercise price of $6.25, the fair market value of the shares on the date of grant, for services rendered to the Company.

     Dr. Paul Abrams, the Chief Executive Officer of the Company, has a demand note payable to the Company. The largest aggregate amount outstanding on the note during the 2000 fiscal year was $82,338. The balance of loans due from Dr. Abrams to the Company at December 31, 2000, was $60,875. The note is due on demand and carries a 5.5% interest rate. Dr. Abrams is repaying the loans in monthly payments.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's Directors and executive officers, and persons who own more than 10% of a registered class of the Company's securities, to file with the SEC the initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Directors, executive officers and greater-than-10% shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on its review of the copies of such forms it received, or written representations from certain reporting persons that no such forms were required for those persons, the Company believes that during 2000 all filing requirements required by Section 16(a) applicable to Directors, executive officers and greater-than-10% shareholders were complied with by such persons, other than a late Form 4 filed by E. Rolland Dickson.

                 APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors has selected KPMG LLP to serve as independent public accountants. Representatives from KPMG LLP are expected to be present at the annual meeting to make a statement if they so desire and to respond to appropriate questions from shareholders.

     The aggregate fees billed for professional services rendered by KPMG LLP for fiscal year 2000 are as follows:

(1)  AUDIT FEES (for audit of our annual financial statements for fiscal year 2000 and reviews of our quarterly financial
     statements).................................................  $57,750
(2)  FINANCIAL INFORMATION AND SYSTEMS DESIGN AND IMPLEMENTATION
     FEES (for designing or implementing a hardware or software system that aggregates source data underlying the Company's financial statements or generates information that is
     significant to the financial statements taken as a whole)...  $     0
(3)  ALL OTHER FEES (for all other services).....................  $41,200

     The Audit Committee has considered whether the provision of financial information and systems design and implementation services and other services is compatible with maintaining the independence of KPMG LLP. 100% of the hours expended on KPMG LLP's engagement to audit the Company's financial statements for fiscal year 2000 were attributed to work performed by persons who are full-time, permanent employees of KPMG LLP.

         PROPOSAL TO INCREASE THE NUMBER OF SHARES UNDER THE COMPANY'S
                  RESTATED 1994 STOCK OPTION PLAN (PROPOSAL 2)

     The Board of Directors has unanimously adopted, subject to shareholder approval, an amendment to increase the number of shares authorized for issuance under the Restated 1994 Stock Option Plan (the "1994 Plan"). As amended, the number of shares of Common Stock available for issuance under the 1994 Plan would be increased from 4,500,000 to 5,800,000 shares. As of February 14, 2001, approximately 504,100 shares remained available for issuance under the 1994 Plan. The Board believes that this number will be insufficient to achieve the purpose of the 1994 Plan over the term of the plan unless the additional shares are authorized. Therefore, the shareholders will be requested at the annual meeting to approve an amendment to the 1994 Plan which increases by 1,300,000 the number of shares that may be issued under the 1994 Plan. The 1994 Plan, as proposed to be amended subject to shareholder approval, is attached as Exhibit A to this proxy statement. The following summary of the 1994 Plan does not purport to be a complete description of the 1994 Plan and is qualified by reference to Exhibit B.

DESCRIPTION OF THE 1994 PLAN PURPOSE

     The purpose of the 1994 Plan is to promote the interests of the Company and its shareholders by strengthening the Company's ability to attract and retain the services of selected employees, officers, directors, agents, consultants, advisors and independent contractors and to provide added incentive to them by encouraging stock ownership in the Company. The Company's policy is to grant stock options to all permanent, full-time employees to help ensure that the shareholders' long-term interests and goals are closely aligned with those of the individuals responsible for the Company's day-to-day operations and management. As of February 28, 2001, approximately 64 people were eligible to participate in 1994 Plan. The Company's policy is to grant all employees stock options upon commencement of employment. The number of shares granted to new employees is based on the employee's level of responsibility and compensation.

     Stock Subject to the 1994 Plan. The 1994 Plan provides for the grant of options to acquire up to a total of 4,500,000 shares of common stock to selected employees, officers, directors, agents, consultants, advisors and independent contractors of the Company, subject to certain restrictions, including an annual maximum grant limit of 500,000 shares per individual. As of February 13, 2001, the closing price per share of common stock on the NASDAQ National Market was $9.19.

     Terms and Conditions of Stock Option Grants. The plan administrator of the 1994 Plan is currently the Compensation Committee of the Board of Directors. At the discretion of the plan administrator, options granted under the 1994 Plan may be either nonqualified stock options ("NSOs") or incentive stock options ("ISOs") as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). Under the 1994 Plan, the plan administrator may grant ISOs to any officer or employee of the Company and may grant NSOs to any employee, officer, director, agent, consultant, advisor or independent contractor of the Company. The option grants vest and are exercisable at a rate of 25% per year over a four-year period from the grant date, unless otherwise determined by the plan administrator. Option grants for existing employees with at least one year of service beginning in May 2000 become exercisable in monthly increments over a four-year period from the grant date. Option grants for new employees with less than one year of service and existing employees receiving promotions beginning in May 2000 become exercisable at a rate of 25% after one year from the grant date and then in monthly increments at a rate of 1/48 per month over the following three years. All options are granted with an exercise price at least equal to 100% of the fair market value of the Common Stock on the grant date.

     ISOs granted to persons who own more than 10% of the total combined voting power of all classes of the Company's stock must have an option term that does not exceed five years, and the exercise price may not be less than 110% of the fair market value of the Common Stock on the date of grant.

     The vested portion of options may be exercised at any time in whole or in part in accordance with their terms. The unvested portion terminates upon termination of an optionee's relationship with the Company for any reason. Unless otherwise provided by the plan administrator, and to the extent required by law for incentive stock options, the vested portion of options generally expires on the earliest of:

     - ten years from the date of grant (five years for holders of over 10% of the Company's voting stock);

     - one year after the optionee's death or total disability (as defined in the 1994 Plan);

     - notice to the optionee of termination for cause (as defined in the 1994
       Plan); and

     - three months after other terminations.

     The exercise price for options may be paid with cash, check and, if permitted by the plan administrator, by delivery of previously held shares, through a broker-assisted cashless exercise program or any other permitted form of payment.

     The optionee may not transfer the options except by will or by the applicable laws of descent and distribution. To the extent permitted by the Code, the plan administrator may permit an optionee to designate a beneficiary or transfer the option.

     Capital Adjustments. In the event of certain reorganizations, stock dividends, stock split-ups, consolidations or similar changes in the common stock, the number and price per share of shares covered by unexercised options will be proportionately adjusted.

     Corporate Transactions. If certain corporate transactions occur, such as certain mergers, consolidations, reorganizations or liquidations of the Company, outstanding options will become fully vested and exercisable immediately prior to the transaction. Options not exercised prior to the corporate transaction will terminate, except that if the shareholders of the Company receive capital stock of another corporation in exchange for their shares of common stock, outstanding options will be assumed or an equivalent option substituted by the successor corporation. Options will be assumed by a successor corporation without any acceleration in vesting upon a re-incorporation of the Company, the creation of a holding company or a merger in which the shareholders of the Company immediately before the merger have the same proportionate ownership in the surviving company after the merger.

     Federal Income Tax Consequences. The following discussion summarizes the material federal income tax consequences of participation in the 1994 Plan. This discussion is general in nature and does not address issues related to the tax circumstances of any particular individual. The discussion is based on federal income tax laws in effect on the date hereof and is, therefore, subject to possible future changes in law. This discussion does not address state, local or foreign consequences.

     There are no tax consequences to the Company or the optionee upon the grant of an NSO under the 1994 Plan. Upon exercise of an NSO, an optionee recognizes ordinary income equal to the difference between the exercise price for the shares and the fair market value of the shares on the date of exercise. The Company is entitled to a corresponding tax deduction equal to the amount of income recognized by the optionee, provided that the deduction is not otherwise disallowed by the Code, including the limitation on deductibility of certain compensation payments in excess of $1 million under Section 162(m) of the Code.

     Upon grant or exercise of an ISO, an optionee does not recognize income, except that the excess of the fair market value of the shares at the time of exercise over the option price will be income for purposes of calculating the optionee's alternative minimum tax, if any. An option loses its status as an ISO and becomes an NSO if the optionee exercises the ISO (a) more than three months after the optionee terminates employment for reasons other than death or disability, or (b) more than one year after the optionee terminates employment because of disability. If an optionee does not make a "disqualifying disposition" (defined below) of an ISO, the gain, if any, upon a subsequent sale (i.e., the excess of the proceeds received over the option price) will be long-term capital gain.

     For shares acquired through exercise of an ISO, a "disqualifying disposition" is a transfer of the shares (a) within two years after the grant of the ISO, or (b) within one year after the transfer of the shares to the optionee pursuant to the ISO's exercise. If the optionee makes a disqualifying disposition, the optionee generally will recognize income in the year of the disqualifying disposition equal to the excess of the amount received for the shares over the option price. Of that income, the portion equal to the excess of the fair market value of the shares at the time the ISO was exercised over the option price will be ordinary income, and the balance, if any, will be long-term or short-term capital gain, depending on whether the shares were sold more than one year after the ISO was exercised. If, however, the optionee sells the shares to an unrelated party at a price that is below the fair market value of the shares at the time the ISO was exercised and the sale is a disqualifying disposition, the amount of ordinary income will be limited to the amount realized on the sale over the option price.

     The Company is entitled to a deduction with respect to an ISO only in the taxable year of the Company in which a disqualifying disposition occurs. In that event, the deduction would be equal to the ordinary income, if any, recognized by the optionee upon disposition of the shares, provided that the deduction is not otherwise disallowed by the Code, including the limitation on deductibility of certain compensation payments in excess of $1 million.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE INCREASE IN THE NUMBER OF SHARES ISSUABLE UNDER THE COMPANY'S RESTATED 1994 STOCK OPTION PLAN.

PROPOSALS OF SHAREHOLDERS

     Under the Company's Bylaws, shareholders seeking to propose business to be conducted at an annual meeting of shareholders must give written notice to the Company no later than the date that shareholder nominations for Directors must be received. The notice must contain certain information as to the proposal and the shareholder, including the shareholder's share ownership and any financial interest of the shareholder in the proposal. Any proposal not made in compliance with the Bylaws may be rejected by the Board of Directors. No shareholder proposals for the annual meeting had been received by the Company as of the date of this proxy statement.

     A shareholder who intends to present a proposal at our 2002 annual meeting must give notice of the proposal to the Company no later than December 23, 2001, to be considered for inclusion in the proxy statement and form of proxy relating to that meeting.

     Pursuant to Rule 14a-4 under the Securities Exchange Act of 1934, as amended, NeoRx intends to retain discretionary authority to vote proxies with respect to shareholder proposals for which the proponent does not seek inclusion of the proposed matter in NeoRx's proxy statement for our 2002 annual meeting, except in circumstances where (i) NeoRx receives notice of the proposed matter no later than February 26, 2002, and (ii) the proponent complies with the other requirements set forth in Rule 14a-4.

OTHER BUSINESS

     The Company knows of no other business to be presented at the annual meeting. If any other business properly comes before the annual meeting, it is intended that the shares represented by proxies will be voted with respect thereto in accordance with the best judgment of the persons named in the accompanying form of proxy.

     Upon written request from any person solicited herein addressed to the Company's Corporate Secretary at the Company's principal offices, the Company will provide, at no cost, a copy of the Company's Form 10-K annual report as filed with the SEC for the year ended December 31, 2000.

                                          By Order of the Board of Directors

                                          /s/ PAUL G. ABRAMS
                                          Paul G. Abrams
                                          Chief Executive Officer

April 16, 2001
Seattle, Washington

                                                                       EXHIBIT A

                               NEORX CORPORATION

                            AUDIT COMMITTEE CHARTER

                              I. PURPOSE AND ROLE

     The audit committee is a committee of the board of directors of the corporation. Its primary function shall be to assist the board in fulfilling its oversight responsibilities, by reviewing financial information to be provided to the shareholders and others, systems of internal controls that management and the board of directors have established, and the corporation's audit process. The audit committee's primary responsibilities are to:

          Serve as an independent and objective monitor of the corporation's financial reporting process and internal control system.

          Review and appraise the audit efforts of the corporation's independent accountants and internal auditing department.

          Promote an open avenue of communication among the independent accountants, financial and senior management, the internal auditing department, and the board of directors.

          The audit committee will primarily fulfill these responsibilities by carrying out the activities enumerated in Section IV of this charter.

     The corporation's independent accountants shall ultimately be accountable to the board of directors and to the audit committee, and the board of directors and audit committee shall, as representatives of the corporation's shareholders, have the ultimate authority and responsibility to select, evaluate, and, where appropriate, replace the independent accountants (or to nominate the independent accountants to be proposed for shareholder approval).

     The responsibilities of a member of the audit committee shall be in addition to such member's duties as a member of the board of directors. Additionally, while the audit committee shall have the responsibilities and powers set forth in this charter, it shall not be the duty of the audit committee to plan or conduct audits or to determine whether the corporation's financial statements are complete, accurate, or in accordance with generally accepted accounting principles. These are the responsibilities of management and the independent accountants. Nor shall it be the duty of the audit committee to conduct investigations, to resolve disagreements, if any, between management and the independent accountants, or to assure compliance with laws and regulations or the corporation's own policies or code of conduct.

                                II. COMPOSITION

     The audit committee shall be comprised of three or more directors, who shall serve on the committee at the pleasure of the board of directors. Each member of the audit committee shall be free from any relationship that in the opinion of the board would interfere with the exercise of his or her independent judgment as a member of the committee. The membership of the committee shall meet the independence and financial literacy and experience requirements of The NASDAQ Stock Market, Inc., as the same may be modified or supplemented, or similar requirements of such other securities exchange or quotation system as may from time to time apply to the corporation. Unless a chair is elected by the full board, the members of the committee may designate a chair by majority vote of the full committee membership.

                                 III. MEETINGS

     As part of its job to promote open communication, the committee should meet as necessary or appropriate with management, the director of the internal auditing department and the independent accountants in separate executive sessions to discuss any matters that the committee or any of these groups believe should be discussed privately. In addition, when required under generally accepted auditing standards, the committee or its chair should meet with the independent accountants and management to review the corporation's quarterly financials, consistent with IV.4. below.

                              IV. RESPONSIBILITIES

     To fulfill its responsibilities the audit committee shall:

DOCUMENTS/REPORTS REVIEW

     1. Review and reassess the adequacy of this charter annually.

     2. Review the corporation's annual financial statements and, as necessary or appropriate, any reports or other financial information submitted to governmental bodies or the public, such as certifications, reports, opinions, or reviews rendered by the independent accountants.

     3. Review reports to management prepared by the internal auditing department and management's response.

     4. When required under generally accepted auditing standards, review with financial management and the independent accountants the corporation's report on Form 10-Q prior to its filing or prior to the release of earnings. The chair of the audit committee may represent the entire committee for purposes of this review.

     5. Prepare the report required by the rules of the Securities and Exchange Commission to be included in the corporation's annual proxy statement.

INDEPENDENT ACCOUNTANTS

     6. Recommend to the Board of Directors the selection of the independent accountants, considering independence and effectiveness, and approve the fees and other compensation to be paid to the independent accountants.

     7. Ensure receipt from the independent accountants of a formal written statement delineating all relationships between the independent accountants and the corporation, consistent with Independence Standards Board Standard 1.

     8. Actively engage in a dialogue with the independent accountants with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent accountants, and take, or recommend that the full board of directors take, appropriate action to oversee the independence of the independent accountants.

     9. Review the performance of the independent accountants and approve any proposed discharge of the independent accountants when circumstances warrant.

     10. Periodically consult with the independent accountants out of the presence of management about internal controls and the fullness and accuracy of the corporation's financial statements.

FINANCIAL REPORTING PROCESSES

     11. In consultation with the independent accountants and the internal auditors, review the integrity of the corporation's financial reporting processes, both internal and external.

     12. Consider the independent accountants' judgments about the quality and appropriateness of the corporation's accounting principles as applied in its financial reporting.

     13. Consider and approve, if appropriate, major changes to the corporation's auditing and accounting principles and practices as suggested by the independent accountants, management, or the internal auditing department.

PROCESS IMPROVEMENT

     14. Following completion of the annual audit, review separately with each of management, the independent accountants and the internal auditing department any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information.

     15. Review any significant disagreement among management and the independent accountants or the internal auditing department in connection with the preparation of the financial statements.

     16. Review with the independent accountants, the internal auditing department and management the extent to which changes or improvements in financial or accounting practices, as approved by the audit committee, have been implemented. (This review should be conducted at an appropriate time subsequent to implementation of changes or improvements, as decided by the committee.)

LEGAL COMPLIANCE

     17. Review activities, organizational structure, and qualifications of the internal audit department.

     18. Review, with the corporation's counsel, legal compliance matters including corporate securities trading policies.

     19. Review, with the corporation's counsel, any legal matter that could have a significant impact on the corporation's financial statements.

OTHER

     20. Perform any other activities consistent with this charter, the corporation's by-laws and governing law, as the audit committee or the board deems necessary or appropriate.

                                                                       EXHIBIT B

                                  PLAN SUMMARY

                               NEORX CORPORATION
                        RESTATED 1994 STOCK OPTION PLAN

                                 JULY 18, 2000
                            ------------------------

     This plan summary is part of a prospectus that relates to shares of common stock of NeoRx Corporation that have been reserved for issuance upon the exercise of stock options under the NeoRx Corporation Restated 1994 Stock Option Plan. We may distribute other documents in the future to supplement or update this plan summary that may be designated as part of the prospectus. The plan and the agreements between you and NeoRx govern the terms and conditions of the offer and sale of NeoRx's common stock, including the price of the shares. The common stock is traded on the NASDAQ National Market under the symbol "NERX."

     This plan summary is not an offer by NeoRx to sell or a solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful for NeoRx to make such an offer or solicitation.
                            ------------------------

THIS PLAN SUMMARY IS PART OF A PROSPECTUS COVERING SECURITIES THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933.

                                    CONTENTS

                                                              PAGE
BACKGROUND..................................................   B-3
DESCRIPTION OF THE PLAN.....................................   B-3
  What Is the Purpose of the Plan?..........................   B-3
  Who Administers the Plan?.................................   B-3
  Who Is Eligible to Participate in the Plan?...............   B-3
STOCK OPTIONS...............................................   B-3
  How Do Stock Options Work?................................   B-3
  What Kinds of Stock Options Can Be Granted Under the
     Plan?..................................................   B-3
  What Is the Difference Between an ISO and an NSO?.........   B-4
  How Is the Option Exercise Price Determined?..............   B-4
  When Does My Option Vest?.................................   B-4
  When Can I Exercise My Option?............................   B-4
  How Long Do I Have to Exercise My Option?.................   B-4
  What Happens to My Option if I No Longer Work for
     NeoRx?.................................................   B-4
  What Happens to My Option if I Reduce My Hours of
     Employment or Service?.................................   B-5
  What Happens to My Option if I Take a Leave of Absence?...   B-5
  What Do I Need to Do to Exercise My Option?...............   B-5
  How Do I Pay the Option Exercise Price?...................   B-5
OTHER GENERAL PLAN INFORMATION..............................   B-5
  How Do I Pay Withholding Taxes?...........................   B-5
  Can I Transfer My Option?.................................   B-6
  What Happens if There Is a Stock Split?...................   B-6
  What Happens if There Is a Change in Control?.............   B-6
  How Soon Can I Sell the Shares I Purchase?................   B-6
  Can the Plan Be Terminated or Amended?....................   B-6
  What Is the Effective Date and Duration of the Plan?......   B-7
  What if I Am Currently Considered an Insider or Affiliate
     for Federal Securities Law Purposes?...................   B-7
FEDERAL INCOME TAX CONSEQUENCES.............................   B-7
  Options...................................................   B-7
  Tax Consequences to NeoRx.................................   B-8
  General...................................................   B-8
OTHER MATTERS...............................................   B-8
  Shares Authorized for Issuance............................   B-8
  Limitation of Rights......................................   B-8
  Inapplicability of Certain Statutes; Unfunded Plan........   B-9
  Securities Registration...................................   B-9
  Where You Can Find More Information.......................   B-9

                                   BACKGROUND

     This plan summary is only a summary of the plan and is subject to and qualified by reference to the plan. A separate option letter agreement between you and NeoRx governs the terms and conditions of each stock option granted under the plan. You should carefully read your option agreement and the plan to fully understand the key terms of your grant. You should not rely solely on this plan summary. If you are employed in a country other than the United States, you may be subject to additional conditions that are described in your option letter agreement or are required by applicable law. You can inspect or request a copy of the plan during normal business hours at the office of the Secretary of NeoRx, 410 West Harrison Street, Seattle, Washington 98119; telephone (206) 281-7001.

                            DESCRIPTION OF THE PLAN

WHAT IS THE PURPOSE OF THE PLAN?

     The plan is an employee benefit program that allows participants to buy shares of NeoRx common stock. The purpose of the plan is to enhance the long-term shareholder value of NeoRx by offering opportunities to selected individuals to participate in NeoRx's growth and success. Another purpose is to attract and retain participants' services and to encourage them to acquire and maintain ownership in NeoRx.

WHO ADMINISTERS THE PLAN?

     The Compensation Committee (the "Committee") administers the plan. All members of the Committee are appointed by the board, serve for such terms as the board determines and may be removed by the board at any time.

     The Committee has the full and exclusive power to interpret the plan and to establish the rules for its operation, including the power to select the individuals to be granted options under the plan, to determine the amount, type and other terms and conditions of such options, and to make other determinations advisable or necessary for the plan's administration. NeoRx will pay all costs and expenses of the adoption and administration of the plan.

     Inquiries regarding the Committee should be directed to the office of the Secretary of NeoRx, at the address and telephone number given above.

WHO IS ELIGIBLE TO PARTICIPATE IN THE PLAN?

     The plan permits us to grant options to employees, directors, officers, consultants, agents, advisors and independent contractors of NeoRx or its subsidiaries who are selected by the Committee.

                                 STOCK OPTIONS

HOW DO STOCK OPTIONS WORK?

     A stock option, once exercisable, gives you the right to buy shares of NeoRx common stock at a specified price for a specified period of time.

WHAT KINDS OF STOCK OPTIONS CAN BE GRANTED UNDER THE PLAN?

     The Committee decides what type or types of stock options are granted to each participant. The plan permits us to grant incentive stock options ("ISOs") and nonqualified stock options ("NSOs"). By statute, ISOs may be granted only to employees of NeoRx and its subsidiaries.

WHAT IS THE DIFFERENCE BETWEEN AN ISO AND AN NSO?

     ISOs are intended to meet all the requirements of an "incentive stock option" as defined in Section 422 of the Internal Revenue Code of 1986 (the "Code") and as described below. ISOs have special tax benefits if you hold the shares purchased upon exercise of an ISO for certain time periods. NSOs do not have these special tax benefits. See "FEDERAL INCOME TAX CONSEQUENCES" below for additional information.

HOW IS THE OPTION EXERCISE PRICE DETERMINED?

     The exercise price is the price at which you may purchase the shares subject to your option. The Committee determines the exercise price of all stock options, except that the exercise price must be at least equal to the common stock's fair market value on the date the option is granted. If you receive an ISO and own more than 10% of the total combined voting power of all classes of NeoRx's stock, your exercise price must be at least 110% of the fair market value of the stock on the date of grant.

WHEN DOES MY OPTION VEST?

     Your option vests and becomes exercisable according to the vesting schedule contained in your option letter agreement. If no vesting schedule is stated in your option letter agreement, your option vests 25% after each year from the date of grant so that your option is fully vested four years after the date of grant.

WHEN CAN I EXERCISE MY OPTION?

     You may exercise part or all of your vested option at any time, except that you must exercise an option for a reasonable number of shares at any one time.

     There is a special tax rule that limits the value of ISOs that can first become exercisable in a given year. Under this rule, if over $100,000 worth of ISOs (based on the fair market value of the underlying common stock on the date of grant) first becomes exercisable in a single calendar year, the portion exceeding $100,000 will be treated as an NSO. For example, if you receive an option for 10,000 shares with an exercise price of $20 per share, no more than 5,000 shares can first become exercisable in a single calendar year if the entire option is to be treated as an ISO. Accelerated option vesting, such as upon a change in control, may also cause an ISO to exceed the $100,000 limit.

HOW LONG DO I HAVE TO EXERCISE MY OPTION?

     Each option lasts for 10 years, unless the Committee establishes a different term. The term of an ISO cannot be more than 10 years. However, if you receive an ISO and own more than 10% of the total combined voting power of all classes of NeoRx's stock, your option must have a five-year term. As described in the next paragraph, your option may terminate sooner if your employment or service relationship with NeoRx ends before the expiration of the option term.

WHAT HAPPENS TO MY OPTION IF I NO LONGER WORK FOR NEORX?

     Unless your option letter agreement provides otherwise, if your employment or service relationship with NeoRx terminates for any reason before your option expires, the unvested portion of your option will terminate automatically without any further notice to you. The vested portion of the option will remain exercisable for the time period specified in your option letter agreement, which is typically no later than the earliest of the following dates after termination of your employment or service relationship:

          (a) The expiration date of the option (generally 10 years from the date of grant);

          (b) Three months after termination, if termination was for any reason other than total disability, death or for cause;

          (c) One year after termination, if termination was due to total disability or death (or one year from the date of death, if death occurs after termination of employment or services, but while the option is still exercisable); and

          (d) Immediately upon notification of termination for cause, unless the Committee determines otherwise.

     To qualify for the beneficial tax treatment afforded to ISOs, an option must be exercised within three months after termination of employment for reasons other than death or disability.

     The terms "total disability," and "termination for cause" are defined in the plan.

IT IS YOUR RESPONSIBILITY TO BE AWARE OF THE DATE ON WHICH YOUR OPTION EXPIRES.

WHAT HAPPENS TO MY OPTION IF I REDUCE MY HOURS OF EMPLOYMENT OR SERVICE?

     Unless the Committee or NeoRx's Chief Executive Officer determines otherwise, your option's vesting schedule will be adjusted proportionately if you reduce your hours of employment or service after the grant date for your option.

WHAT HAPPENS TO MY OPTION IF I TAKE A LEAVE OF ABSENCE?

     The Committee has the discretion to determine the effect of a leave of absence on the terms and conditions of your outstanding option. Therefore, prior to taking a leave of absence, it is very important that you discuss its effect with us on your option. Under the ISO rules, employment cannot be deemed to continue beyond the first 90 days of a leave of absence, unless your reemployment rights are guaranteed by statute or contract.

     Any change in your relationship with NeoRx is not a termination of employment or services for purposes of your option as long as you continue to be an employee, officer, director, agent, consultant, advisor or independent contractor of NeoRx or a subsidiary.

WHAT DO I NEED TO DO TO EXERCISE MY OPTION?

     To exercise an option, you must notify us of your intent to exercise the option, pay the option exercise price in full and make arrangements for payment of all applicable withholding taxes.

HOW DO I PAY THE OPTION EXERCISE PRICE?

     You may pay the option exercise price by any combination of (a) cash or check and, unless the Committee determines otherwise, (b) delivery of common stock (generally you must have owned the stock for at least six months) having an aggregate fair market value on the date prior to exercise equal to the option exercise price, (c) delivery of an exercise notice, together with irrevocable instructions to a broker to deliver to NeoRx the amount of sale or loan proceeds necessary to pay the exercise price and any applicable withholding tax or (d) any other type of payment permitted by the Committee.

                         OTHER GENERAL PLAN INFORMATION

HOW DO I PAY WITHHOLDING TAXES?

     Upon exercise of an option you must pay all withholding taxes applicable to your option. The Committee may allow you to satisfy withholding obligations, in whole or in part, by paying cash, by electing to have us withhold common stock (up to the minimum required tax withholding rate) or by transferring to us shares of common stock you already own (up to the minimum required tax withholding rate if you have held the surrendered shares for less than six months).

CAN I TRANSFER MY OPTION?

     Generally, you may not assign or transfer an option other than (a) by will or the applicable laws of descent and distribution or (b) by designating a beneficiary to exercise your options after your death. However, the Committee may permit certain limited transfers of options. If the Committee allows you to transfer an option, the transfer will remain subject to all the terms and conditions of your option agreement.

WHAT HAPPENS IF THERE IS A STOCK SPLIT?

     If NeoRx splits or consolidates shares or makes any other similar capital adjustment to its common stock, we will proportionately adjust the aggregate number of shares available for issuance under the plan and the annual limit on the size of individual option grants. NeoRx will also adjust the number and class of shares subject to outstanding options and the exercise price per share (but not the total price) of outstanding options.

WHAT HAPPENS IF THERE IS A CHANGE IN CONTROL?

     If certain corporate transactions described in the plan occur (such as a merger, consolidation, reorganization or liquidation of NeoRx), outstanding options will become fully vested and exercisable immediately prior to the transaction. Options not exercised prior to the corporate transaction will terminate, except that if the shareholders of NeoRx receive capital stock of another corporation in exchange for their shares of Common Stock, outstanding options will be assumed or an equivalent option substituted by the successor corporation. Assumed or substituted options will be fully vested and exercisable, unless the corporate transaction is a reincorporation of NeoRx, the creation of a holding company or a merger in which the shareholders of NeoRx immediately before the merger have the same proportionate ownership in the surviving company after the merger.

HOW SOON CAN I SELL THE SHARES I PURCHASE?

     The plan is intended to provide common stock for investment and not for resale. NeoRx does not, however, intend to restrict or influence you in the conduct of your own investment affairs. You therefore may sell common stock purchased under the plan at any time you choose, subject to compliance with applicable federal and state securities laws and NeoRx policies. You assume the risk of any market fluctuations in the price of the common stock.

     For ISOs, you will receive favorable federal income tax treatment on sales only if you hold the shares you purchase for at least two years from the date of grant and one year from the date of exercise. See "FEDERAL INCOME TAX CONSEQUENCES" below for additional information. Additional restrictions on resales apply to certain executive officers. See "What if I Am Currently Considered an Insider or Affiliate for Federal Securities Law Purposes?" below.

     It is against the law for you to buy or sell common stock when you are aware of material inside information. Federal laws and NeoRx policies prohibit directors, officers, employees, consultants and other service providers from using information that has not been disclosed to the public. This includes any "material information" that may affect the price of the common stock. This restriction also applies to members of your household and others who may receive the information from you. Please refer to NeoRx's insider trading policy or contact NeoRx's General Counsel regarding questions about NeoRx's policy. Certain individuals may be subject to further trading restrictions in order to prevent the appearance of insider trading.

CAN THE PLAN BE TERMINATED OR AMENDED?

     The board of directors may suspend or terminate the plan at any time. The board may also amend the plan, subject to shareholder approval for any amendment that (a) increases the number of shares available for issuance under the plan;
(b) modifies the class of participants eligible to participate in the plan or
(c) otherwise requires shareholder approval under any applicable law. The Committee may not grant any options after suspension or termination of the plan. Suspension, termination or amendment of the plan will not adversely affect the terms and conditions of any outstanding options without your consent.

WHAT IS THE EFFECTIVE DATE AND DURATION OF THE PLAN?

     The plan was initially adopted by the board of directors on February 17, 1994 and approved by the shareholders on May 17, 1994. The plan will terminate on February 17, 2004, unless the Board terminates it sooner.

WHAT IF I AM CURRENTLY CONSIDERED AN INSIDER OR AFFILIATE FOR FEDERAL SECURITIES LAW PURPOSES?

     Common stock purchased or received under the plan generally may be resold without restriction. However, if you are an "affiliate" of NeoRx (generally, the executive officers named in NeoRx's Annual Report on Form 10-K), you will have to sell your shares pursuant to Rule 144 under the Securities Act of 1933 (the "Securities Act"). Rule 144 limits the amount of common stock that may be sold to no more than the greater of (a) 1% of the outstanding shares of common stock in any three-month period or (b) the average weekly reported volume of trading in common stock on the NASDAQ National Market during the four calendar weeks preceding the sale.

     Common stock acquired under the plan by "insiders" subject to Section 16 of the Securities Exchange Act of 1934 (the "Exchange Act") (generally the same persons as those defined as "affiliates" for Rule 144 purposes) will not be considered matchable "purchases" for purposes of Section 16(b) short-swing liability. However, the sale of the plan shares is not exempt from Section 16(b) and will be matched with certain purchases outside the plan within a six-month period before or after the sale. Acquisitions under the plan by insiders are also subject to reporting under Section 16(a).

                        FEDERAL INCOME TAX CONSEQUENCES

     The following paragraphs describe the federal income tax consequences of the plan to you and NeoRx:

OPTIONS

     Option Grants. Under present law and regulations, you will not recognize income upon the grant of stock options.

     Exercise of NSOs. Upon the exercise of an NSO, you will recognize taxable ordinary income equal to the difference between the current fair market value of the shares on the date of exercise and the option exercise price. When you sell the shares, you will have short-term or long-term capital gain or loss, depending on how long you held the shares, equal to the difference between the amount you receive from the sale and the tax basis of the shares sold. If you pay the option exercise price entirely in cash, the tax basis of the shares will be equal to their fair market value on the exercise date (but not less than the option exercise price), and the shares' holding period will begin on the day after the exercise date.

     If you use already owned shares to pay the option exercise price, in whole or in part, the Internal Revenue Service will not treat the sale as a taxable disposition of the already owned shares, except under certain circumstances relating to already owned shares received upon the exercise of ISOs, as described below. You may carry over your tax basis and holding period for the already owned shares to the shares received upon exercise. The tax basis of the additional shares you receive upon exercise will be their fair market value on the exercise date (but not less than the amount of cash, if any, used in payment), and the holding period for the additional shares will begin on the day after the exercise date.

     The same NSO tax consequences described above also apply to an ISO that you exercise more than three months after your termination of employment (or more than 12 months after termination in the case of permanent and total disability, as defined in the Code).

     Exercise of ISOs. If you exercise an ISO during employment or within three months after your employment ends (12 months in the case of permanent and total disability), you will recognize no income at the time of exercise (although you will have income for alternative minimum income tax purposes at that time as if the option were an NSO). If you sell or exchange the shares after the later of
(a) one year from the date you exercised the option and (b) two years from the grant date of the option, the transaction will be taxed as a long-term capital gain or loss on the difference between the amount you received in the sale or exchange and the option exercise price. If you dispose of the shares before these holding period requirements are satisfied (a "Disqualifying Disposition"), then you will recognize taxable ordinary income in the year of disposition equal to the excess, on the date of exercise of the option, of the fair market value of the shares received over the option exercise price (or generally, if less, the excess of the amount realized on the sale of the shares over the option exercise price), and you will have capital gain or loss, long-term or short-term, as the case may be, equal to the difference between (i) the amount you received when you sold the shares and (ii) the option exercise price increased by the amount of ordinary income, if any, you recognized.

     We cannot be sure of the tax consequences of the exercise of an ISO through delivery of already owned shares of common stock. In proposed regulations, the Internal Revenue Service has taken the position that (a) except as described below, you will recognize no income upon a stock-for-stock exercise, (b) to the extent you acquire an equivalent number of shares, your basis in the shares you acquire upon exercise is equal to your basis in the surrendered shares increased by any compensation income you recognized, (c) your basis in any additional shares acquired upon such exercise is zero, and (d) it will view a Disqualifying Disposition of the acquired shares within the one or two-year period described above first as a Disqualifying Disposition of the shares with the lowest basis. Furthermore, if you exercise an ISO by tendering already owned shares for which the ISO holding period described above has not been satisfied at the time of exercise, the Internal Revenue Service will treat the transaction as a Disqualifying Disposition. You will recognize compensation income and will be subject to other basis allocation and holding period requirements if you make a Disqualifying Disposition.

TAX CONSEQUENCES TO NEORX

     In the foregoing cases, NeoRx will be entitled to a deduction at the same time and in the same amount as you recognize in ordinary income.

GENERAL

     This has been only a brief summary of the federal income tax laws and regulations that apply to your options. You should not rely on this summary for a complete statement of such laws and regulations. This summary does not address all possible tax aspects of transactions that may arise under the plan, including foreign, state or local tax consequences. The tax laws and regulations are complex and are subject to legislative changes. In addition, circumstances peculiar to certain individuals may change the usual income tax results. State and local income taxes may also apply. If you are a resident of, or are employed in, a country other than the United States, you may be subject to taxation by that country in addition to or in lieu of U.S. federal income taxes. FOR THESE REASONS, YOU SHOULD CONSULT A TAX ADVISOR TO DETERMINE THE INCOME TAX CONSEQUENCES OF ANY PARTICULAR TRANSACTION.

                                 OTHER MATTERS

SHARES AUTHORIZED FOR ISSUANCE

     4,500,000 shares of common stock are authorized for issuance under the plan. The maximum number of shares with respect to which options may be granted to any optionee in a single fiscal year of NeoRx may not exceed 500,000 shares.

LIMITATION OF RIGHTS

     Nothing in the plan or in any options granted under the plan constitutes evidence of your right to a continued employment or service relationship with NeoRx. Neither you nor your successors in interest will have any rights as a shareholder of NeoRx until we have issued shares of NeoRx stock to you.

INAPPLICABILITY OF CERTAIN STATUTES; UNFUNDED PLAN

     We believe that the plan is not subject to (a) the participation, vesting or minimum funding provisions of the Employee Retirement Income Security Act of 1974 ("ERISA") or (b) the provisions governing a pension, profit-sharing or stock bonus plan qualified under Section 401(a) of the Code. The plan will be unfunded and will not create a trust or a separate fund or funds. The plan does not create any fiduciary relationship between you and NeoRx. Your rights under any options will not exceed the rights of general unsecured creditors of NeoRx. The cash proceeds received by NeoRx from the issuance of shares under the plan are general funds of NeoRx.

SECURITIES REGISTRATION

     We have filed an effective registration statement with the Securities and Exchange Commission (the "SEC") with respect to the shares that will be issued under the plan. We intend to maintain this registration but have no obligation to do so. If the registration ceases to be effective, you will not be able to freely sell your shares without an exemption from registration under federal and state securities laws. Exemptions from registration are very limited and might be unavailable.

WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, and other information with the SEC. You may view NeoRx's SEC filings on the SEC's Web site at http://www.sec.gov. You may also read and copy any document NeoRx files at the SEC's public reference room in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

     The SEC allows NeoRx to "incorporate by reference" into this plan summary the information we file with it, which means that NeoRx can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this plan summary, and later information filed with the SEC will update and supersede this information. NeoRx incorporates by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act until this offering is completed:

          (a) NeoRx's Annual Report on Form 10-K for the year ended December 31, 1999, filed on March 29, 2000;

          (b) NeoRx's quarterly report on Form 10-Q for the quarter ended March 31, 2000, filed on May 9, 2000;

          (c) the description of the common stock contained in NeoRx's Registration Statement on Form 8-A filed on March 21, 1998, under Section 12(g) of the Exchange Act, including any amendments or reports filed to update this description; and

          (d) all other reports filed by NeoRx pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report on Form 10-K referred to above.

Upon written or oral request, NeoRx will provide you, without charge, additional information about the plan and the Committee and a copy of any or all documents referred to above other than exhibits to such documents. Please direct your requests to the office of the Secretary of NeoRx, at 410 West Harrison, Seattle, Washington 98119; telephone (206) 286-2518. If you previously received a copy of any of the documents described above, you may obtain an additional copy, without charge, upon written request directed to the office of the Secretary.

     You should rely only on the information incorporated by reference or provided in this plan summary or any supplements. We have not authorized anyone to give you different information. You should not assume that the information incorporated by reference or provided in this plan summary or any supplements is accurate as of any date other than the date on the front of the document.

PROXY

                                NEORX CORPORATION

                  PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS

                             TO BE HELD MAY 22, 2001

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Paul G. Abrams and Melinda G. Kile, and each of them, as Proxy, with full power of substitution to represent and to vote, as designated below, all the shares of Common Stock of NeoRx Corporation which the undersigned would be entitled to vote at the Annual Meeting of Shareholders to be held on May 22, 2001, or any adjournment or postponement thereof.


(CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)

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

                                                     Please mark
                                                    your votes as            X
                                                     indicated in
                                                    this example.










                                              FOR           WITHHOLD AUTHORITY
                                          all nominees       to vote for all
                                         listed below:    nominees listed below.

1. ELECTION OF DIRECTORS

Election of six nominees to serve             [ ]                  [ ]
as Directors for the ensuing year
or until their successors are
elected and qualified.

Nominees:  Paul G. Abrams ____________________________
           Jack L. Bowman ____________________________
           Frederick B. Craves _______________________
           E. Rolland Dickson ________________________
           Carl S. Goldfischer _______________________
           Alan A. Steigrod __________________________


Instructions: To withhold authority to vote for any individual nominee, strike a line through or otherwise strike out his name. You are allowed to cumulate voting for the nominees. In voting for Directors only, you are entitled to cast six votes for each share of common stock held. You may cast your votes evenly for all nominees or may cumulate such votes and cast all for one nominee or distribute among the six nominees. To cumulate votes for any nominee, write the votes cast in favor of each nominee in the space provided to the right of each nominee's name. Unless otherwise directed, all votes will be apportioned equally among those persons for whom authority is given to vote.

                                               FOR          AGAINST
                                           the Proposal   the Proposal   ABSTAIN

2.  TO APPROVE AN INCREASE IN THE
    NUMBER OF SHARES ISSUABLE UNDER THE        [ ]            [ ]          [ ]
    COMPANY'S RESTATED 1994 STOCK
    OPTION PLAN FROM 4,500,000 TO
    5,800,000 SHARES

Your vote is important. Prompt return of this proxy card will help save the expense of additional solicitation efforts.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder(s). Proxy cards properly executed and returned without direction will be voted for the proposals. In their discretion, the Proxy is authorized to vote upon such other business as may properly come before the meeting and any adjournment or postponement thereof.

Signature(s)_____________________________________________Dated:___________, 2001

Please sign above exactly as your name appears on your stock certificate. When shares are held jointly, each person should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. An authorized person should sign on behalf of corporations, partnerships and associations and give his or her title.

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